Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ALPHA NATURAL RESOURCES, INC.

The undersigned officer of Alpha Natural Resources, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Alpha Natural Resources, Inc.

SECOND: Section (A) of Article IV: AUTHORIZED CAPITAL STOCK of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety:

A.	The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 410,000,000, which shall be divided into two classes as follows:

1.	400,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”); and

2.	10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Certificate of Incorporation or any amendment hereto, and as may be permitted by the Delaware Code.

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 1st day of June, 2011.

ALPHA NATURAL RESOURCES, INC.

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves
Title: Executive Vice President, General Counsel and Secretary